UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2011

Date of Report
(Date of Earliest Event Reported)

Magnum D’Or Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-31849	98-0215222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12311 Weld County Road 41
Hudson, CO 80642

  (Address of principal executive offices)

(877)-343-6377

  (Registrant's telephone number, including area code)

N/A

  (Former name and former address, if changed since last report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrants Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

On May 11, 2011, Magnum D’Or Resources, Inc. (the “Company”) entered into a Renewal Exclusive Licensing Agreement with Gopinath B. Sekhar (“Mr. Sekhar”), Regal Carriage Sdn Bhd, and Sekhar Research Innovations Sdn Bhd (“Sekhar”) of Malaysia. (the “Agreement”).

The Agreement renews, revises, and reaffirms in part a previous 2008 Exclusive Licensing and Equity Agreement.

The Agreement grants a license from Sekhar to use its intellectual assets in the commercial development and marketing of products and processes in the defined field of use throughout a defined territory as described in Section 1.1, Section 1.3 of the Agreement.

The Territory is the U.S., Canada and Mexico.  The field of use is defined as the field of devulcanization of sulphur, vulcanized natural and synthetic rubber, and converting it into a compound that can be used in the manufacture of rubber products.

The Company can sublicense its intellectual rights in its field of use with the written consent of Sekhar, and the Company shall be entitled to royalties payable to Sekhar by third parties.

The license from Sekhar is for a term of seven years, and is renewable for an unlimited number of five year terms without any required renewal payments.

The Agreement provides the intellectual assets set forth in Exhibit A, Exhibit B and Exhibit C of the Agreement will not be included in any public filing without the express written approval of Sekhar, unless required by law.

The Company agreed to acquire equipment necessary to produce 40 mesh crumb for use with the intellectual assets of Sekhar as raw material feedstock.

Section 6.1 of the Agreement provides that Sekhar shall terminate the Agreement if it is breached by the Company, is wound-up, files for bankruptcy, has a receiver or administrator appointed over it, ceases to carry on business, or certain other specified events occur.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

Exhibit

Exhibit 10.1	Renewed Exclusive Licensing Agreement dated May 11, 2011, with Copinath B. Sekhar, Regal Carriage Sdn Bdn, and Sekhar Research Innovations Sdn Bdn [Redacted Version]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2011	Magnum D’ Or Resources, Inc.

/s/ Benjamin Brown
Benjamin Brown, Chief Financial Officer